SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Silicom Ltd.
(Exact Name of Registrant as Specified in Its Charter)

Israel
(State or Other Jurisdiction of Incorporation or Organization)

Not Applicable
(I.R.S. Employer Identification No.)

8 Hanagar St., P.O.Box 2164
Kfar-Sava 44425, Israel.
(Address of Principal Executive Offices)

U.S. Share Option Plan (2000)
Share Option Plan (2004)
(Full Title of Plans)

Silicom Connectivity Solutions, Inc.
6 Forest Avenue Paramus
New Jersey, USA, 07652
Tel: 201-843-1175
Facsimile: 201-843-1457
(Name, address and telephone number of agent for service)

Copies of all Correspondence to:

DAVID H. SCHAPIRO, ESQ.
Yigal Arnon & Co.
1 Azrieli Center
Tel Aviv, 67021 Israel
Tel: 972-3-608-7856

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Ordinary Shares, par value
NIS 0.01 per share
To be issued under the
Registrant's U.S. Share
Option Plan (2000)	191,200	(2)	$15.21	(3)	$2,908,152	$114.29
To be issued under the
Registrant's Share Option
Plan (2004), as amended	143,750	(4)	$15.21	(3)	$2,186,437.50	$85.93
Issued under the
Registrant's U.S. Share
Option Plan (2000)	8,800	(5)(6)	$4.06	(7)	$35,728	$1.40
Issued under the
Registrant's Share Option
Plan (2004), as amended	439,000	(8)(6)	$6.51	(9)	$2,857,890	$112.32
TOTAL:	782,750					$313.94

(1)	This registration statement shall also cover any additional Ordinary Shares which may become issuable under the U.S. Share Option Plan (2000) and Share Option Plan (2004), as amended, by reason of any share dividend, share split, recapitalization, or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding Ordinary Shares of the Registrant.

(2)	Represents Ordinary Shares that may be issued pursuant to future awards under the U.S. Share Option Plan (2000).

(3)	The proposed maximum offering price per share as to shares authorized for issuance pursuant to future awards solely for the purpose of calculating the registration fee, pursuant to Rule 457(c) and Rule 457(h)(1) of the Securities Act of 1933, as amended (the “Securities Act”), based on the average of the high and low prices for the Registrant’s Ordinary Shares on the Nasdaq Capital Market on February 8, 2008.

(4)	Represents Ordinary Shares that may be issued pursuant to future awards under the Share Option Plan (2004), as amended.

(5)	Represents Ordinary Shares underlying options granted under the U.S. Share Option Plan (2000).

(6)	To the extent outstanding awards terminate, expire or otherwise cease to exist without having been exercised, the Ordinary Shares subject to such awards will become available for future issuance.

(7)	The proposed maximum offering price per share has been estimated, solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act, based on a weighted average exercise price of the 8,800 Ordinary Shares underlying options granted under the U.S. Share Option Plan (2000).

(8)	Represents Ordinary Shares underlying options granted under the Share Option Plan (2004), as amended.

(9)	The proposed maximum offering price per share has been estimated, solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act, based on a weighted average exercise price of the 439,000 Ordinary Shares underlying options granted under the Share Option Plan (2004), as amended.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

EXPLANATORY NOTE

Item 1.	Plan information

As permitted by the rules of the Securities and Exchange Commission, this Registration Statement omits the information specified in Part I of Form S-8.

Item 2.	Information and employee plan annual information

The Registrant will provide without charge to each person to whom a copy of a Section 10(a) Prospectus hereunder is delivered, upon the oral or written request of such person, a copy of any document incorporated in this Registration Statement by reference. Requests for such information should be directed to 8 Hanagar St., P.O. Box 2164 Kfar-Sava 44425, Israel. Our telephone number is 972-9-764-4555.

THE COMPANY HAS RECEIVED FROM THE SECURITIES AUTHORITY OF THE STATE OF ISRAEL AN EXEMPTION PURSUANT TO THE PREVAILING LAWS OF THE STATE OF ISRAEL, WITH RESPECT TO THE OFFERING OF SECURITIES DESCRIBED IN THIS PROSPECTUS. NOTHING IN SUCH EXEMPTION SHALL BE CONSTRUED AS AUTHENTICATING THE MATTERS CONTAINED IN THIS PROSPECTUS OR AS AN APPROVAL OF THEIR RELIABILITY OR ADEQUACY OR AS AN EXPRESSION OF OPINION AS TO THE QUALITY OF THE SECURITIES OFFERED HEREBY.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents By Reference

        The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Registrant, Silicom Ltd., a company organized under the laws of the State of Israel (the “Company”), pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this registration statement:

—	Annual Report on Form 20-F for the year ended December 31, 2006 (filed on May 30, 2007).

—	Report on Form 6-K (filed on July 9, 2007).

—	Report on Form 6-K (filed on July 23, 2007).

—	Report on Form 6-K (filed on August 1, 2007).

—	Report on Form 6-K (filed on September 4, 2007).

—	Reports on Form 6-K (filed on September 24, 2007).

—	Report on Form 6-K (filed on October 3, 2007).

—	Report on Form 6-K (filed on October 24, 2007).

—	Report on Form 6-K (filed on October 29, 2007).

—	Report on Form 6-K (filed on December 13, 2007).

—	Report on Form 6-K (filed on January 22, 2008).

—	Report on Form 6-K (filed on January 24, 2008).

—	Report on Form 6-K (filed on January 28, 2008).

—	Report on Form 6-K (filed on February 4, 2008).

—	The description of the Registrant’s Ordinary Shares contained in the Registrant’s Registration Statement on Form F-1, File No. 33-73662 (filed on December 30, 1993), as amended, including any amendment or report filed for the purpose of updating such description.

        All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all shares offered hereby have been sold or which deregisters all then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

        Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

        Not Applicable.

Item 6.	Indemnification of Directors and Officers.

        The Israeli Companies Law-1999, or the Companies Law, provides that a company may include in its articles of association provisions allowing it to:

1.	partially or fully, exempt in advance, an office holder of the company from his responsibility for damages caused by the breach of his duty of care to the company, except for damages caused to the company due to any breach of such office holder's duty of care towards the company in a "distribution" (as defined in the Companies Law).

2.	enter into a contract to insure the liability of an office holder of the company by reason of acts or omissions committed in his capacity as an office holder of the company with respect to the following:

(a)	the breach of his duty of care to the company or any other person;

(b)	the breach of his fiduciary duty to the company to the extent he acted in good faith and had a reasonable basis to believe that the act or omission would not prejudice the interests of the company; and

(c)	monetary liabilities or obligations which may be imposed upon him in favor of other persons.

3.	indemnify an office holder of the company for:

(a)	monetary liabilities or obligations imposed upon, or actually incurred by, such officer holder in favor of other persons pursuant to a court judgment, including a compromise judgment or an arbitrator’s decision approved by a court, by reason of acts or omissions of such officer holder in his or her capacity as an office holder of the company;

(b)	reasonable litigation expenses, including attorneys’ fees, actually incurred by such office holder due to an investigation or a proceeding instituted against such office holder by an authority competent to administrate such an investigation or proceeding, and that was finalized without the filing of an indictment against such office holder and without any financial obligation imposed on such office holder in lieu of criminal proceedings, or that was finalized without the filing of an indictment against such office holder but with financial obligation imposed on such office holder in lieu of criminal proceedings of a crime which does not require proof of criminal intent, in each case by reason of acts of such officer holder in his or her capacity as an office holder of the company; and

(c)	reasonable litigation expenses, including attorney’s fees, actually incurred by such office holder or imposed upon him or her by a court, in an action, suit or proceeding brought against him or her by or on behalf of us or by other persons, or in connection with a criminal action from which he or she was acquitted, or in connection with a criminal action which does not require criminal intent in which he was convicted, in each case by reason of acts or omissions of such officer holder in his or her capacity as an office holder.

        The Companies Law provides that a company’s articles of association may provide for indemnification of an office holder post-factum and may also provide that a company may undertake to indemnify an office holder in advance, as described in:

i.	sub-section 3(a) above, provided such undertaking is limited to and actually sets forth the types of occurrences, which, in the opinion of the company’s board of directors based on the current activity of the company, are, at the time such undertaking is provided, foreseeable, and to an amount and degree that the board of directors has determined is reasonable for such indemnification under the circumstances; and

ii.	sub-sections 3(b) and 3(c) above.

        The Companies Law provides that a company may not indemnify or exempt the liabilities of an office holder or enter into an insurance contract which would provide coverage for the liability of an office holder with respect to the following:

š	a breach of his fiduciary duty, except to the extent described above;

š	a breach of his duty of care, if such breach was done intentionally, recklessly or with disregard of the circumstances of the breach or its consequences, but excluding a breach due to negligence only;

š	an act or omission done with the intent to unlawfully realize personal gain; or

š	a fine or monetary settlement imposed upon him.

        Under the Companies Law, the term “office holder” means a director, managing director, general manager, chief executive officer, executive vice president, vice president, other managers directly subordinate to the managing director and any other person fulfilling or assuming any such position or responsibility without regard to such person’s title.

        The grant of an exemption, an undertaking to indemnify or indemnification of, and procurement of insurance coverage for, an office holder of a company requires, pursuant to the Companies Law, the approval of our audit committee and board of directors, and, in certain circumstances, including if the office holder is a director, the approval of our shareholders.

        Our Amended and Restated Articles of Association allow us to indemnify and insure our office holders to the fullest extent permitted by the Companies Law. We have entered into agreements with our office holders according to which we have undertaken to indemnify them to such extent. We have never had the occasion to indemnify any of our office holders and are not aware of any pending or threatened litigation or proceeding involving any our office holders in which indemnification is sought. We also maintain a directors and officers insurance policy.

Item 7.	Exemption From Registration Claimed.

        Not Applicable.

Item 8.	Exhibits.

Exhibit No.	Exhibit

4.1	Amended and Restated Articles of Association.

4.2	U.S. Share Option Plan (2000).

4.3	Share Option Plan (2004).

5.1	Opinion of Yigal Arnon & Co.

23.1	Consent of Yigal Arnon & Co. (included in the opinion filed as Exhibit 5.1).

23.2	Consent of Somekh Chaikin, Independent Registered Public Accounting Firm.

24.1	Power of Attorney (set forth on signature page).

Item 9.	Undertakings.

    (a)        The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii)        To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

    (iii)        To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

        provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

    (2)        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i.	If the Registrant is relying on Rule 430B:

A.	Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.	If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

    (5)        That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

    (b)        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual reports pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c)        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Kfar-Sava, Israel on the 10th day of February, 2008.

SILICOM LTD. By: /s/ Shaike Orbach —————————————— Shaike Orbach Director, President and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, each director and officer whose signature appears below constitutes and appoints, Shaike Orbach, Avi Eizenman, Eran Gilad or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, to sign in any and all capacities any and all amendments or post-effective amendments to this registration statement on Form S-8 and to file the same with all exhibits thereto and other documents in connection therewith with the Securities Exchange Commission, granting such attorneys-in-fact and agents, and each of them, full power and authority to do all such other acts and execute all such other documents as they, or any of them, may deem necessary or desirable in connection with the foregoing, as fully as the undersigned might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their respective capacities and on the respective dates indicated.

Signature	Title	Date

/s/ Avi Eizenman	Chairman of the Board	February 10, 2008
Avi Eizenman

/s/ Shaike Orbach	Director, President and Chief	February 10, 2008
Shaike Orbach	Executive Officer
(Principal Executive Officer)

/s/ Eran Gilad	Chief Financial Officer	February 10, 2008
Eran Gilad	(Principal Financial Officer and
Principal Accounting Officer)

/s/ Yehuda Zisapel	Director	February 10, 2008
Yehuda Zisapel

	Director	February __, 2008

Ilan Kalmanovich

	Director	February __, 2008
Einat Domb-Har

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES
Silicom Connectivity Solutions, Inc.

By:/s/ Avi Eizenman		February 10, 2008
Avi Eizenman

Exhibit Index

Exhibit No.	Exhibit

4.1	Amended and Restated Articles of Association.

4.2	U.S. Share Option Plan (2000).

4.3	Share Option Plan (2004).

5.1	Opinion of Yigal Arnon & Co.

23.1	Consent of Yigal Arnon & Co. (included in the opinion filed as Exhibit 5.1).

23.2	Consent of Somekh Chaikin, Independent Registered Public Accounting Firm.

24.1	Power of Attorney (set forth on signature page).